Exhibit 21
Jasper Ventures Inc.
List of Subsidiaries
The jurisdiction of organization of each of our wholly-owned subsidiaries is indicated in brackets.
DesignLine USA, LLC [Delaware]
DesignLine International Holdings (NZ) [New Zealand]